Exhibit 99.2
7/30/2015

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
July 30, 2015 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone.

Yesterday we announced that our Board has authorized a $200 million stock repurchase program, demonstrating the confidence that management and the Board have in the underlying value of the CBL portfolio. The discount to NAV that our stock is trading at is more than compelling in our view. This authorization provides us with the flexibility to utilize future disposition proceeds to take advantage of this discount and invest in what we view as a tremendous acquisition opportunity - our own high quality properties. We will fund repurchases by utilizing a portion of asset sale proceeds from our mall disposition program as well as sales of other properties. To be clear, we do not intend to borrow to fund share repurchases and continue to prioritize maintaining and improving our credit metrics to support our investment grade rating.

The transformation of the CBL portfolio is our top priority. I will discuss disposition activity shortly but wanted to first talk about the acquisition of Mayfaire Town Center and Mayfaire Community Center in Wilmington, NC, which we closed this quarter. Mayfaire holds the dominant position in its market with no comparable competition, making it a perfect fit for the CBL portfolio and furthering the goal of improving our asset-quality and growth rate. With sales of $390 per square foot, we have added a strong tier one asset with significant growth opportunities including the following:

•	As leases mature, the low 8% in-place occupancy cost offers tremendous upside.

•	There are several available parcels with strong interest expressed from national restaurants that will upgrade the mix at the property and generate near term income growth.

•	The center has roughly 20,000 square feet of vacancy that we anticipate leasing with high quality retailers.

•	Additionally, we are in the pre-development phase to add 75,000 - 100,000 square feet of retail on developable land that was acquired with the project.

We believe that Mayfaire will provide exactly the type of near and long-term growth that our portfolio strategy is designed to unlock, progressing CBL towards our goal of a higher growth-rate portfolio.

During the second quarter, we made progress on certain dispositions, closing on the sale of Eastgate Crossing in Cincinnati, OH for a gross sales price of $22.8 million, including the assumption of the related loan. We also closed on the sale of Madison Square Mall in Huntsville, AL for a cash sales price of $5.0 million. Subsequent to the quarter-end, we completed the sale of its associated center, Madison Plaza for $5.7 million. Including these sales, year-to-date we have raised approximately $52 million of equity. We anticipate closing in the third quarter on the new 15/85 joint venture of Triangle Towne Center and its associated center in Raleigh, NC. We are also working with the special servicer on Gulf Coast Town Center and anticipate a resolution by year-end.

Including the pending transactions, we have disposed of six of the 25 targeted mall assets. We have held back six malls from the market that have anchor redevelopments in process. The other properties are in various stages of marketing or negotiation. In addition, we have targeted certain power and community centers for disposition to provide an additional source to reduce leverage and fund our stock buyback program. At current valuations, these assets provide an attractive capital source. The depth of the market for institutional quality community and power centers leads us to be optimistic that these sales will be completed later this year or in early 2016.

While the market for lower tier malls is challenging due to buyers’ concerns over the combination of tenant bankruptcies and anchor uncertainty, we are aggressively pursuing various avenues to execute sales on an expedited basis. These include a traditional on and off-market process, larger portfolio dispositions and joint ventures. In recent months CMBS financing for lower productivity malls has become more difficult to obtain. Banks and unregulated lenders provide an alternative source, but these institutions are also underwriting conservatively. Given the current market, we realistically expect our process to take at least the full three years that we outlined at the start of the program.

It is important to note that the assets targeted for sale represent less than 10% of our Company’s total enterprise value and 14% of our mall NOI. These properties are not distressed. They are generating significant and stable cash flow that we are redeploying into attractive redevelopment and expansion projects in our core portfolio.

As a reminder, over the past three years we have made significant progress in disposing of lower productivity and non-core assets. Since 2012, we have disposed or conveyed more than 25 non-core assets including a dozen malls as well as community centers, office buildings and other assets totaling over $700 million. This includes 12 assets totaling approximately $330 million that we have completed dispositions of, or have pending, since announcing our program a little more than a year ago. Throughout this process we have been able to manage dilution, maintaining and growing our EBITDA and FFO.

Now, I’ll spend a few minutes discussing our operational performance.

Results for the quarter were in-line with expectations with flat same-center NOI and FFO in-line with consensus at $0.54 per share, on an adjusted basis. We have made solid progress in re-leasing spaces that were vacated earlier this year due to bankruptcy activity. To-date, of the 175 stores closed, we have 62 leases executed or out for signature and an additional 53 leases in active negotiations. Most of these leases will take occupancy late this year or in 2016.

We mentioned last quarter that due to timing, second quarter would bear the full impact of the bankruptcy related store closures. As anticipated, same-center stabilized mall occupancy ended the quarter down 330 basis points. Overall portfolio occupancy ended the quarter down 250 basis points at 91%. We anticipate this spread to diminish as we head into the third and fourth quarters, ending the year down 150-200 basis points from 2014.

Looking past the bankruptcies, retail demand, leasing activity and lease spreads remain strong. We executed more than 370,000 square feet of leases in the malls during the quarter. The average increase in gross rents for new and renewal leases was 8.7%. Spreads on renewal leases were 4% and new lease spreads remain high at 29%.

Retail sales for the quarter in our portfolio were excellent, with continued healthy growth. Sales during the second quarter grew 4.1%, bringing our rolling 12-month same-center sales up 3.7% to $368 per square foot. Back-to-school will be an important indicator of what to expect for the holiday sales season and we are optimistic that positive trends will continue. Cosmetics, athletic shoes, home and eyewear sustained strong increases into the quarter with mixed results across apparel retailers.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

As we have discussed, one of our priorities is to invest in our existing centers to redevelop underperforming locations and expand and upgrade high performing centers. We are making significant progress in meeting this goal. Construction is nearing completion on the new ULTA and Dick’s Sporting Goods in the former JCPenney store at Janesville Mall in Janesville, WI. Both new stores have openings planned for this fall. We are redeveloping a portion of the Sears store at Brookfield Square in Brookfield, WI into a new restaurant district that will open later this year. A new 50,000-square-foot Dick’s Sporting Goods will open at Sunrise Mall in Brownsville, TX, in time for the holiday sales season.

In May we celebrated the grand opening of the Sears redevelopment at CoolSprings Galleria. Hundreds of little girls and their families lined up to enjoy Nashville’s first American Girl, which joined great retail and restaurants names such as H&M, Cheesecake Factory and Belk Home. Earlier this month we opened a 50,000-square-foot Gordman’s at Meridian Mall in Lansing, MI. Hobby Lobby also opened this month in a new 60,000-square-foot store in the former JCPenney space at Hickory Point in Forsyth, IL.

In addition to this activity, we are adding more than 20 new boxes and junior anchors across our portfolio this year. In August, ULTA will open at our Northgate Mall in Chattanooga. Three additional ULTA stores will open in our centers this fall including the new store at Janesville Mall as well as openings at Statesboro Crossing in Statesboro, GA and CoolSprings Galleria in Nashville. Ten new H&M stores will celebrate grand openings across the CBL portfolio in 2015 including a new store at CoolSprings Galleria which opened earlier this year. The remaining nine stores will open in the fall. At Mid Rivers Mall in St. Peters, MO, we opened a new Planet Fitness in May.

At Regency Square in Racine, WI we have started construction on a new Dunham’s Sporting Goods in the former Sear’s location. The 88,000-square foot store will open in November. Additionally, the third-party owner of the former JCPenney store at the center recently announced that they will redevelop the space to bring in Ross, JoAnn Fabric and PetSmart. These new retailers will be outstanding additions for Regency Square.

At Randolph Mall in Asheboro, NC, construction is commencing on a new Ross and ULTA in the former JCPenney location. Openings are scheduled for summer 2016. At Kirkwood Mall in Bismarck, ND, we are opening several new retailers this fall in a 13,000-square-foot freestanding addition. New stores include Panera Bread, Verizon and Caribou Coffee.

Our outlet center portfolio continues to show strong results which is supporting several expansions. Construction is progressing on the second phase of The Outlet Shoppes of the Bluegrass. The 53,000-square-foot expansion will include H&M, The Limited Outlet and several other brands. In Atlanta, construction is underway on the 33,000-square foot phase II expansion that includes Gap and banana republic. Both expansions are expected to open before year-end.

Moving to new developments, Phase II of Fremaux Town Center in Slidell, LA is under construction and will open this October. The 280,000-square-foot project will be anchored by Dillard’s and will include additional fashion oriented shops such as Ann Taylor LOFT, Chico’s, Aveda and Francesca’s. The 340,000-square-foot Phase I of Fremaux Town Center opened last year and is currently 100% occupied. This project is being developed in a joint venture with Stirling Properties.

Construction is also well underway on Ambassador Town Center in Lafayette, LA, our second joint venture project with Stirling. The 438,000-square-foot center will be anchored by Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, Home Goods, and Nordstrom Rack. The grand opening is anticipated in March 2016.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie. Adjusted FFO for the quarter was $0.54 per share, compared with $0.55 per share for the prior-year. FFO, as adjusted, in the current quarter excluded a $3.0 million litigation settlement and related expense recorded in G&A. This amount was offset by settlement proceeds received in previous quarters.

FFO for the second quarter reflects results from new properties such as, Parkway Plaza, The Outlet Shoppes of the Bluegrass, Fremaux Town Center as well as several expansions and redevelopments. This growth in FFO was offset by dilution from the disposition of several malls and community centers as well as lost income from store closures. Continued sales growth resulted in percentage rents increasing $0.6 million. Property operating and maintenance and repair expense declined from the prior year period offset by an increase in real estate tax expense. The increase in real estate tax expense was partially recovered from tenants. Bad debt expense was $0.6 million versus $0.7 million in the prior year period. Interest expense declined as a result of interest rate savings achieved as we retired higher rate secured loans.

G&A as a percentage of total revenues excluding litigation expense was 5.2% for the quarter compared with 4.4% in the prior-year. G&A in the current quarter, excluding litigation expense, was $1.9 million higher due to additions to personnel and consulting expense related to technology and process improvements.

Our cost recovery ratio for the second quarter was 103.5% compared with 100.8% in the prior-year period, due to lower operating and maintenance and repair expenses.

Same-center NOI in the quarter increased 30 basis points for the total portfolio and was flat in the mall portfolio. Year-to-date same-center NOI growth is 40 basis points. Same-center NOI growth continues to be moderated by the impact of bankruptcy-related store closures. As we communicated during the first quarter call, our results in the second quarter were more severely impacted by the closures resulting in top-line revenue growth of only $1.1 million for the same-center pool. This included a $0.9 million decline in base and short-term rents, a $0.5 million increase in percentage rents and a $1.5 million increase in tenant reimbursements. Property operating expense declined $0.9 million, primarily as a result of a $0.4 million decline in bad debt expense. Real estate tax expense increased $1.2 million, largely due to a tax refund received for one of the properties in the prior-year period.

Based on year-to-date performance, the acquisition of Mayfaire and our expectations for the remainder of 2015, we are increasing our adjusted FFO guidance to a range of $2.25 to $2.32 per share. The addition of Mayfaire is approximately $0.02 accretive to FFO based on the June acquisition date. This increase is partially offset by a slightly higher G&A assumption of $57 - $59 million for the year due to new personnel and consulting expense related to technology and process improvements. These improvements will streamline our systems and create efficiencies.

We are maintaining our same-center NOI growth assumption of 0% - 2%. In order to reach the higher-end of our NOI guidance range, we would need healthy improvements in percentage rent and additional temporary income as well as further savings in operating expenses. As compared with the prior-year end, we expect occupancy to end the year 150-200 basis point lower, in the range of 92.5% to 93.5%. Consistent with our practice, guidance does not include any future unannounced asset sales, acquisitions or capital markets transactions.

We continue to make solid progress in the transformation of our balance sheet. Since our last call we have retired five secured loans totaling over $370 million using availability under our lines of credit. These pay offs allowed us to add five high quality properties to our unencumbered pool with rolling 12-month sales averaging approximately $385 per square foot. We have two wholly-owned secured loans remaining, that will mature this year totaling $87 million. Given our conservative approach to utilizing floating rate debt, we anticipate issuing unsecured bonds later this year to reduce our line balance, subject to market conditions. We are also in the process of refinancing a number of our maturing joint venture loans. Our share of these loans in 2015 totals $202 million. Based on the current indication of spreads and benchmark rates, we anticipate achieving interest rate savings over the prior rates.

At quarter-end our total debt balance of $5.49 billion represents a $140 million increase from year-end 2014 and a $169.0 million increase from first quarter. Over the past year we have made significant investments in our portfolio, generating new sources of EBITDA with the acquisition of Mayfaire Towne Center as well as funding our new development and redevelopment pipeline substantially with free cash flow and asset sale proceeds. At quarter-end our lines of credit were 35% drawn, providing us with more than $846 million of availability. Since quarter-end, we have utilized $323 million of additional funds to repay secured debt, reducing our available balance to approximately $520 million. Our financial covenants are healthy with our fixed charge coverage ratio of 2.2 times and an interest coverage ratio of 2.8 times, both flat with the prior year. Secured debt to gross book value declined to 35% at quarter-end from 40% in the prior-year period.

Including the pay-offs that were completed subsequent to the quarter-end, secured debt to gross book value declined to 32% and consolidated unencumbered NOI represented 44% of total consolidated NOI.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. We are pleased with the progress we have made in leasing through the quarter and encouraged by the ongoing strength in retail demand and sales. We hope that many of you will be able to join us for our Kentucky property tour on September 10th, where we will show off our three great centers in the Louisville and Lexington markets. Please reach out to Katie for further details. We are now happy to answer any questions you may have.